Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: December 11, 2018	web: www.buckle.com

Contact:	Thomas B. Heacock, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. ANNOUNCES A $1.00 PER SHARE SPECIAL CASH DIVIDEND, A $0.25 PER SHARE REGULAR QUARTERLY DIVIDEND, AND THE APPOINTMENT OF BRADY M. FRITZ AS GENERAL COUNSEL AND CORPORATE SECRETARY

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced that at its quarterly meeting of the Board of Directors, held on December 10, 2018, the Board authorized a $1.00 per share special cash dividend to be paid to shareholders of record at the close of business on January 11, 2019. The Board also authorized a $0.25 per share quarterly dividend to be paid to shareholders of record at the close of business on January 11, 2019. The $1.00 per share special cash dividend and the $0.25 per share regular quarterly dividend are payable on January 25, 2019 and will be paid together.

The Company also announced that Brady M. Fritz has been appointed to the position of General Counsel and Corporate Secretary effective immediately upon approval from the Board of Directors at its December 10, 2018 meeting. Ms. Fritz was hired by the Company on December 10, 2018 after having served Cargill Incorporated for over 10 years in several roles of increasing responsibility, most recently as Global Legal Operations Leader and Senior Attorney. Prior to joining Cargill Incorporated, Ms. Fritz began her career at Scudder Law Firm in Lincoln, Nebraska.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 453 retail stores in 43 states.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995; All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

News releases and other information about The Buckle, Inc. can be found on the Internet at www.buckle.com.
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